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                                                                 EXHIBIT 23.2

              CONSENT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

     We have issued our report dated March 18, 1998, except for Note L which is as of March 23, 1998, on the financial statements of David M. Griffith & Associates, Ltd. (not presented herein) as of December 31, 1997 and for each of the two years in the period ended December 31, 1997, included in the Annual Report on Form 10-K of MAXIMUS, Inc. for the year ended September 30, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-8 of MAXIMUS, Inc.(File No. 333-41867 pertaining to the 1997 Employee Stock Purchase Plan of MAXIMUS, Inc., File No. 333-41869 pertaining to the 1997 Director Stock Option Plan of MAXIMUS, Inc. and File No. 333-41871 pertaining to the 1997 Equity Incentive Plan of MAXIMUS, Inc.).


                                        Grant Thornton LLP


Chicago, Illinois
November 16, 1998